EXHIBIT 99.1

First Cash Reports Full Year Earnings per Share of $2.94;
Fourth Quarter Revenues From Core Pawn Operations Increase 19%;
Company Announces New Two Million Share Stock Buyback Authorization
_____________________________________________________________

ARLINGTON, Texas (January 27, 2015) -- First Cash Financial Services, Inc. (NASDAQ: FCFS), a leading international operator of retail pawn stores in the U.S. & Mexico, today announced record revenue, net income and earnings per share for the year ended December 31, 2014. The Company also initiated guidance for 2015 store growth and earnings expectations and announced that its Board of Directors has authorized a new share repurchase plan for up to two million shares of its common stock.

Mr. Rick Wessel, chief executive officer, stated, “I am excited by the significant milestones that we achieved in 2014. In addition to recording record revenues and net income, we added another 111 stores through the combination of de novo store openings and sizable acquisitions in both Mexico and the U.S. We ended the year with over 1,000 stores and have the most large format pawn locations of any operator in the Americas.”
“Revenue from core pawn retailing and lending activities increased to record levels despite significant fourth quarter foreign exchange weakness and further declines in scrap gold revenues. These headwinds impacted our fourth quarter earnings results by approximately $0.05 per share as compared to our previous forecast and tempers our dollar-translated earnings expectations for the upcoming year.”
“We continued in fiscal 2014 to generate significant operating cash flow, as evidenced by the Company’s EBITDA growth and generation of significant free cash flow. During 2014, we invested $83 million in acquisitions and capital expenditures and bought back $44 million of common stock, funded primarily by operating cash flows and a nominal increase in net debt. The Board of Directors’ decision to initiate a significant new buyback authorization reflects the strength of our balance sheet and confidence in our prospects for generating long-term earnings growth and cash flows.”
Earnings Highlights

•
Diluted earnings per share from continuing operations for fiscal 2014 were $2.94 compared to $2.86 in fiscal 2013 and in the fourth quarter of 2014 were $0.94 compared to $0.87 in the fourth quarter of 2013. Net income from continuing operations was $26.9 million for the fourth quarter and $85.4 million for the year ended December 31, 2014.

•
While the Company experienced strong revenue growth from its core pawn operations, earnings results for the fourth quarter of 2014 were impacted by approximately $0.05 per share due to significant fourth quarter foreign exchange weakness and further declines in scrap gold volumes and pricing. The full year impact from foreign exchange headwinds and lower scrap gold profits was approximately $0.12 per share. Fourth quarter expenses also included non-recurring transaction and integration costs of approximately $0.03 per share associated with the recent 2014 acquisitions. Incremental interest expense related to the Company’s strategic senior note offering in March 2014 decreased earnings per share by $0.05 for the fourth quarter and $0.12 for the year, net of tax, which was partially offset by a lower effective income tax rate in 2014.

•
EBITDA from continuing operations increased 11% for the quarter and 6% for fiscal 2014 despite the aforementioned currency and gold headwinds. Total EBITDA from continuing operations for fiscal 2014 was $147.3 million and net income from continuing operations was $85.4 million in fiscal 2014. A reconciliation of these non-GAAP financial measures to net income is provided elsewhere in this release.

All growth rates presented in “Revenue Highlights” and “Pawn Operating Metrics” are calculated on a constant currency basis by applying the currency exchange rate from the comparable prior-year period to the current year's Mexican peso-denominated revenue. The average exchange rate for fiscal 2014 was 13.3 Mexican pesos / U.S. dollar versus 12.8 Mexican pesos / U.S. dollar in the comparable prior-year period. The average exchange rate for the fourth quarter of 2014 was 13.8 Mexican pesos / U.S. dollar versus 13.0 Mexican pesos / U.S. dollar in the comparable prior-year period.
Revenue Highlights

•
Revenue from core pawn activities (retail sales and pawn service fees) increased 19% in the fourth quarter of 2014 and 17% for the full year compared to the comparable prior-year periods. Total revenue for fiscal 2014 was $713 million, an increase of 10%, reflecting growth in core revenues partly offset by continued revenue decreases from non-core jewelry scrapping and payday lending operations.

•
Even with the negative foreign exchange impact, 57% of fourth quarter 2014 revenue was generated in Mexico. For the full year, 54% of total fiscal 2014 revenue was from Mexico and 46% was from U.S. operations.

•
Fourth quarter same-store core revenues in the Company’s pawn stores (which excludes wholesale jewelry scrapping) were up 4% compared to the prior-year period and resulted from an 8% increase in Mexico, offset by a 2% decrease in the U.S. Full year 2014 same-store core revenue increased 4% in Mexico and 2% overall, while decreasing 3% in the U.S., as compared to the prior year.

•
Revenue from non-core wholesale scrap jewelry operations decreased 25% and 29% in the fourth quarter and fiscal 2014, respectively, compared to the comparable prior-year periods. Gross profits from scrap jewelry operations for the full year totaled $7.5 million, accounting for only 2% of net revenue for the full year. The gross margin on scrap jewelry sales was 14% for the fourth quarter and 16% for the full year.

•
Short-term loan and credit services revenue (collectively, payday lending operations) decreased 17% in the fourth quarter and 16% for the year compared to the prior-year periods. The decline was primarily the result of increased competition and additional regulatory restrictions in many Texas markets where the Company’s payday lending operations are focused. The non-core U.S. short-term loan business comprised only 4% of fourth quarter revenue and 5% of total revenue in fiscal 2014.

Pawn Operating Metrics

•
Pawn loans outstanding (receivable from customers) at year end increased by 15% in Mexico, 4% in the U.S. and 8% over the prior year. On a same-store basis, pawn loans increased 4% in Mexico, as loan growth remained strong in the interior markets, partially offset by slower growth in certain mature markets. Same-store pawn loans were down 5% in the U.S., attributable to the slightly lower than expected seasonal demand in the fourth quarter and strategic reductions of pawn balances in many acquired locations where the Company has been optimizing pawn lending practices and reducing loan to value ratios in order to improve long-term pawn yield and retail sales margins.

•
With a solid December finish, the consolidated gross margin on retail merchandise sales remained impressive at 39% for both the fourth quarter and fiscal 2014 and compared favorably to the 39% retail margin in the fourth quarter of last year given the competitive climate and our continued shift toward slightly lower margin consumer electronics inventories. The average monthly pawn loan portfolio yield was unchanged at 14% for both fiscal 2014 and 2013, reflecting consistent pawn fee collection and redemption trends.

•
Consolidated annualized inventory turns for fiscal 2014 remained strong at 3.6 times per year. Recent acquisition activity drove a slight increase in aged inventory (items held for over a year) but still accounted for only 5% of total inventory. Total inventories at December 31, 2014 increased 24% over the prior year, largely as a result of recent acquisitions.

Acquisitions and New Store Openings

•
A total of 111 pawn stores were added in fiscal 2014, bringing the total store count to 1,005. In total, 18 large format pawn store locations were opened during the fourth quarter of 2014, composed of two new store openings in Mexico and 16 store additions in the U.S.

•
During fiscal 2014, a total of 78 large format, full-service stores were added in Mexico, composed of 31 new store openings and 47 acquired stores. These additions increased the number of large format pawn stores operated by the Company in Mexico by 14% over the past year. As of December 31, 2014, the Company had 674 stores in Mexico, of which 629 are large format, full-service locations.

•
In October 2014, the Company completed the acquisition of a 15-store chain of large format pawn stores located in Kentucky, Tennessee, Missouri and South Carolina. Tennessee represents a new market for the Company. Fourth quarter store additions in the U.S. also included one de novo opening in Texas.

•
For the full year of 2014, a total of 33 U.S. stores were opened or acquired in addition to the conversion of a small format pawn store to a large format pawn store. As of December 31, 2014, the Company had 255 large format, full-service pawn stores in the U.S., an increase of 12% over the prior year.

Financial Metrics

•
Operating efficiency improved during the fourth quarter, as the store-level pre-tax operating margin was 27% during the fourth quarter of 2014 compared to 26% in the fourth quarter of 2013. Full year store-level operating profit margin was 26% during fiscal 2014 compared to 27% during fiscal 2013.

•
The EBITDA margin from continuing operations was 21% for fiscal 2014 and was consistent with prior year. The calculation of EBITDA margin from continuing operations is provided elsewhere in this release.

•	Consolidated net operating margin (pre-tax income) for the fourth quarter was 18% and 16% for all of 2014.

•	The Company’s return on equity for fiscal 2014 was 19%, while its return on assets for the year was 12%.
Liquidity

•
Total EBITDA from continuing operations was $45 million in the fourth quarter of 2014 and $147 million for the full fiscal year, resulting in increases of 11% and 6%, respectively, over the comparable prior-year periods. Cash provided by operating activities was $98 million for fiscal 2014, while free cash flow totaled $71 million for the year. EBITDA from continuing operations and free cash flow are defined in the detailed reconciliation of these non-GAAP financial measures provided elsewhere in this release.

•	As of December 31, 2014, the Company had $68 million in cash on its balance sheet and $138 million of availability under its revolving bank credit facility.

•
The leverage ratio at December 31, 2014 (outstanding indebtedness divided by trailing 12 months EBITDA from continuing operations) was 1.5:1. Net debt, defined as funded debt less invested cash, was $169 million at December 31, 2014. The leverage ratio of EBITDA from continuing operations to net debt was 1.1:1 and the ratio of net debt to equity was 0.38:1.

•
During fiscal 2014, the Company invested $59 million in acquisitions, $24 million in capital expenditures and $44 million in stock repurchases, funded primarily with operating cash flow and a nominal $17 million increase in net debt.

Share Buyback Authorization

•
In January 2015, the Board of Directors authorized a new program for the repurchase of up to two million shares of the Company’s common stock. The authorized share repurchase total represents approximately 7% of the outstanding shares at December 31, 2014.

•
Under its new share repurchase program, the Company can purchase common stock in open market transactions, block or privately negotiated transactions, and may from time to time purchase shares pursuant to a trading plan in accordance with Rule 10b5-1 and Rule 10b-18 under the Exchange Act or by any combination of such methods. The number of shares to be purchased and the timing of the purchases are based on a variety of factors, including, but not limited to, the level of cash balances, credit availability, debt covenant restrictions, general business conditions, regulatory requirements, the market price of the Company's stock and the availability of alternative investment opportunities. No time limit was set for completion of repurchases under the new authorization and the program may be suspended or discontinued at any time.

•
Under previously completed share repurchase programs over the past ten years, the Company has repurchased a total of 11.2 million shares, representing 39% of the currently outstanding share count, at an aggregate cost of $297 million.

Fiscal 2015 Outlook

•
For fiscal 2015, the Company is projecting 8% to 13% constant currency EBITDA growth from continuing operations, reflecting continued revenue and earnings growth from existing pawn operations and de novo store openings. The Company will continue to look opportunistically for large format pawn acquisitions in strategic markets, which could further increase EBITDA growth for 2015.

•
Reflecting the recent strength of the U.S. dollar exchange rate for the Mexican peso and an anticipated increase in the Company’s effective tax rate, the Company is initiating its fiscal full-year 2015 guidance for earnings from continuing operations to be in a range of $2.75 to $2.90 per diluted share.

◦
The guidance assumes approximately $0.20 to $0.23 of earnings per share drag, net of tax, for fiscal 2015 due to the full year impact of an assumed exchange rate of 14.6 Mexican pesos / U.S. dollar for 2015, as compared to the actual rate of 13.3 in 2014.

◦
Full year earnings per share expectations are also impacted by approximately $0.18 to $0.21 per share in additional income tax expense in 2015 due to an expected increase in the effective tax rate to a normalized range of 31% to 32% for fiscal 2015, compared to 27% in 2014.

◦	Fiscal 2015 estimates are further tempered by expected declines in earnings from payday lending operations of approximately $0.04 per share, net of tax.

•	The earnings per share guidance for fiscal 2015 does not include any assumed stock repurchases under the newly authorized two million share repurchase plan or any significant multi-store acquisitions.

•
Given the complexity of the first quarter earnings comparisons that include the negative foreign exchange impact of approximately $0.04 per share, incremental interest expense related to the Company’s March 2014 senior note offering of approximately $0.05 per share, net of taxes, and the significantly higher effective tax rate compared to the first quarter of the prior year, the Company is providing first quarter earnings guidance of $0.56 to $0.60 per diluted share. This still implies positive currency-adjusted EBITDA growth compared to the first quarter of last year.

•
The Company expects to add approximately 75 to 90 new stores in 2015, of which approximately 20 to 25 additions are expected to occur in the first quarter. A majority of the additions are expected to be de novo large format pawn stores in Mexico, but may include 15 to 20 new builds and/or small acquisitions in the U.S.

•
Revenue growth in 2015 is expected to be generated exclusively from core pawn operations that will be partially offset by the continued de-emphasis of payday lending operations. The Company intends to close seven consumer loan stores during the first quarter of 2015. Approximately 96% of projected 2015 revenues are expected to be derived from the continued growth and focus on pawn operations.

Additional Commentary and Analysis
Mr. Wessel further commented on the Company’s fiscal 2014 results and expectations for 2015, “Although the impact of foreign exchange rates put unexpected pressure on earnings per share late in the year, we were pleased with most operational aspects of our fourth quarter results. The important fourth quarter retailing season was generally positive in both the U.S. and Mexico. On a constant currency basis, consolidated retail revenues increased 21% and were up 8% in Mexico on a same-store basis. We exceeded our prior-year December retail margin in Mexico, which was impressive given the margin pressures experienced by many electronics and discount retailers with whom we compete on a retail basis. Driven by the retail performance and solid pawn fee growth, consolidated same-store core revenues were up 4% in the fourth quarter, an improvement compared to both the prior sequential quarter and the prior year.”
“As we turn to 2015, our earnings expectations are primarily tempered by the significant variability in the foreign currency exchange market, as over half of our revenues are generated in Mexico. Our current outlook for the peso exchange rate is 14.6 to 1, a 10% decrease compared to the average rate of 13.3 to 1 in 2014. The change in the exchange rate is not expected to materially impact our core peso-based revenues, margins or profitability within Mexico. Additionally, the impact of foreign exchange rates on long term cash flows are largely mitigated by the fact that we retain our foreign cash in Mexico, where it can be utilized for reinvestment in new stores and strategic acquisitions in Mexico and potentially other future Latin American markets. We also began the year with additional headwinds from the return to a more normalized effective tax rate, which is estimated to be 31% to 32% for 2015, and somewhat lighter than expected seasonal pawn borrowing demand as we begin the year. As a result of these impacts, we have adjusted our forecasts accordingly. Lastly, our payday lending revenues and earnings continue by design to decline. While not a significant headwind, we still anticipate $0.04 per share of earnings drag when compared to the payday lending earnings contribution in 2014.”
“Even with these mostly non-core headwinds, our large format stores in both Mexico and the U.S. remain very profitable and should continue to generate industry-leading operating efficiencies and profitability margins. We expect to continue using our strong balance sheet and operating cash flows to invest in new stores and accretive acquisitions for long-term earnings growth. As we seek to generate significant free cash flows, we also anticipate returning a significant portion to our shareholders though the two million share buyback authorization announced today.”
“In summary, given our competitive strengths, growth platform and expanding customer base, we are excited about our ability to further grow our store count, revenues, and earnings. Our business model, coupled with our strong balance sheet, positions us to drive sustainable long-term growth in shareholder value. We continue to believe that we have the right formula for meaningful earnings and cash flow growth in the years to come.”
Forward-Looking Information
This release contains forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.
Forward-looking statements in this release include, without limitation, the Company’s expectations of earnings per share, earnings growth, expansion strategies, regulatory exposures, store openings, liquidity (including the availability of capital under existing credit facilities), cash flow, consumer demand for the Company’s products and services, income tax rates, currency exchange rates, future share repurchases and the price of gold and the impacts thereof, earnings and related transaction expenses from acquisitions, the ability to successfully integrate acquisitions and other performance results. These statements are made to provide the public with management’s current assessment of the Company’s business. Although the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include, without limitation, the following:

•	changes in regional, national or international economic conditions, including inflation rates, unemployment rates and energy prices;

•	changes in consumer demand, including purchasing, borrowing and repayment behaviors;

•	changes in pawn forfeiture rates and credit loss provisions;

•	changes in the market value of pawn collateral and merchandise inventories, including gold prices and the value of consumer electronics and other products;

•	changes or increases in competition;

•	the ability to locate, open and staff new stores and successfully integrate acquisitions;

•	the availability or access to sources of used merchandise inventory;

•	changes in credit markets, interest rates and the ability to establish, renew and/or extend the Company’s debt financing;

•	the ability to maintain banking relationships for treasury services and processing of certain consumer lending transactions;

•	the ability to hire and retain key management personnel;

•
new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting pawn businesses, consumer loan businesses and credit services organizations (in both the United States and Mexico);

•	risks and uncertainties related to foreign operations in Mexico;

•	changes in foreign currency exchange rates and the U.S. dollar to Mexican peso exchange rate in particular;

•	changes in import/export regulations and tariffs or duties;

•	changes in anti-money laundering and gun control regulations;

•	unforeseen litigation;

•	changes in tax rates or policies in the U.S. and Mexico;

•	inclement weather, natural disasters and public health issues;

•	security breaches, cyber attacks or fraudulent activity;

•	a prolonged interruption in the Company’s operations of its facilities, systems, and business functions, including its information technology and other business systems;

•	the implementation of new, or changes in the interpretation of existing, accounting principles or financial reporting requirements; and

•	future business decisions.
These and other risks, uncertainties and regulatory developments are further and more completely described in the Company’s 2013 annual report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2014, including the risks described in Item 1A “Risk Factors” of the Company's annual report. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

About First Cash

Founded in 1988, First Cash is a leading international operator of retail pawn stores, which account for approximately 95% of the Company's revenues. First Cash focuses on serving cash and credit constrained consumers through its retail locations, which buy and sell a wide variety of jewelry, electronics, tools and other merchandise, and make small consumer pawn loans secured by pledged personal property. Today, First Cash owns and operates 1,010 stores in 13 U.S. states and 29 states in Mexico.

First Cash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. First Cash’s common stock (ticker symbol “FCFS”) is traded on the NASDAQ Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

STORE COUNT ACTIVITY

The following table details store openings for the twelve months ended December 31, 2014:

	Pawn Locations		Consumer Loan Locations (3)
	Large Format (1)	Small Format (2)		Total Locations
Domestic:
Total locations, beginning of period	227	25	57	309
New locations opened	7	1	—	8
Locations acquired	25	—	—	25
Store format conversions	1	(12)	11	—
Locations closed or consolidated	(5)	(3)	(3)	(11)
Total locations, end of period	255	11	65	331

International:
Total locations, beginning of period	552	17	28	597
New locations opened	31	—	—	31
Locations acquired	47	—	—	47
Locations closed or consolidated	(1)	—	—	(1)
Total locations, end of period	629	17	28	674

Total:
Total locations, beginning of period	779	42	85	906
New locations opened	38	1	—	39
Locations acquired	72	—	—	72
Store format conversions	1	(12)	11	—
Locations closed or consolidated	(6)	(3)	(3)	(12)
Total locations, end of period	884	28	93	1,005

(1)
The large format locations include retail showrooms and accept a broad array of pawn collateral including consumer electronics, appliances, power tools, jewelry and other general merchandise items. At December 31, 2014, 129 of the U.S. large format pawn stores also offered consumer loans or credit services products.

(2)
The small format locations typically have limited retail operations and primarily accept jewelry and small electronic items as pawn collateral and also offer consumer loans or credit services products.

(3)
The Company’s U.S. free-standing, small format consumer loan locations offer a credit services product and are all located in Texas. The Mexico locations offer small, short-term consumer loans. The Company’s credit services operations also include an internet distribution channel for customers in the state of Texas.

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(in thousands, except per share amounts)
Revenue:
Retail merchandise sales	$130,336	$111,745	$428,182	$367,187
Pawn loan fees	52,386	47,897	199,357	181,555
Consumer loan and credit services fees	9,075	11,011	36,749	43,781
Wholesale scrap jewelry revenue	10,977	14,550	48,589	68,325
Total revenue	202,774	185,203	712,877	660,848

Cost of revenue:
Cost of retail merchandise sold	79,310	68,684	261,673	221,361
Consumer loan and credit services loss provision	2,395	3,280	9,287	11,368
Cost of wholesale scrap jewelry sold	9,436	13,047	41,044	58,545
Total cost of revenue	91,141	85,011	312,004	291,274

Net revenue	111,633	100,192	400,873	369,574

Expenses and other income:
Store operating expenses	52,267	48,559	198,986	181,321
Administrative expenses	14,236	10,840	54,586	49,530
Depreciation and amortization	4,475	4,015	17,476	15,361
Interest expense	4,122	1,018	13,527	3,492
Interest income	(160)	(55)	(682)	(322)
Total expenses and other income	74,940	64,377	283,893	249,382

Income from continuing operations before income taxes	36,693	35,815	116,980	120,192

Provision for income taxes	9,752	10,297	31,542	35,713

Income from continuing operations	26,941	25,518	85,438	84,479

Loss from discontinued operations, net of tax	—	(740)	(272)	(633)

Net income	$26,941	$24,778	$85,166	$83,846

Basic income per share:
Income from continuing operations	$0.95	$0.88	$2.98	$2.91
Loss from discontinued operations	—	(0.03)	(0.01)	(0.02)
Net income per basic share	$0.95	$0.85	$2.97	$2.89

Diluted income per share:
Income from continuing operations	$0.94	$0.87	$2.94	$2.86
Loss from discontinued operations	—	(0.03)	(0.01)	(0.02)
Net income per diluted share	$0.94	$0.84	$2.93	$2.84

Weighted average shares outstanding:
Basic	28,397	28,933	28,671	29,079
Diluted	28,804	29,393	29,070	29,574

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,
	2014	2013
	(in thousands)
ASSETS
Cash and cash equivalents	$67,992	$70,643
Pawn loan fees and service charges receivable	16,926	16,689
Pawn loans	118,536	115,234
Consumer loans, net	1,241	1,450
Inventories	91,088	77,793
Other current assets	12,092	8,413
Total current assets	307,875	290,222

Property and equipment, net	113,750	108,137
Goodwill, net	276,882	251,241
Other non-current assets	16,168	9,373
Total assets	$714,675	$658,973

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of notes payable	$—	$3,326
Accounts payable and accrued liabilities	42,559	38,023
Income taxes payable	—	7,412
Total current liabilities	42,559	48,761

Revolving unsecured credit facility	22,400	182,000
Notes payable, net of current portion	—	5,026
Senior unsecured notes	200,000	—
Deferred tax liabilities	1,165	8,827
Total liabilities	266,124	244,614

Stockholders’ equity:
Preferred stock	—	—
Common stock	397	394
Additional paid-in capital	188,062	176,675
Retained earnings	582,894	497,728
Accumulated other comprehensive loss from
cumulative foreign currency translation adjustments	(26,168)	(7,751)
Common stock held in treasury, at cost	(296,634)	(252,687)
Total stockholders’ equity	448,551	414,359
Total liabilities and stockholders’ equity	$714,675	$658,973

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION
(UNAUDITED)

The following table details the components of revenue for the three months ended December 31, 2014 as compared to the three months ended December 31, 2013 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates, which is more fully described elsewhere in this release.

	Three Months Ended				Increase/(Decrease)
	December 31,				Constant Currency
	2014	2013	Increase/(Decrease)		Basis
Domestic revenue:
Retail merchandise sales	$49,604	$40,529	$9,075	22%	22%
Pawn loan fees	24,154	22,109	2,045	9%	9%
Consumer loan and credit services fees	8,437	10,227	(1,790)	(18)%	(18)%
Wholesale scrap jewelry revenue	5,828	7,767	(1,939)	(25)%	(25)%
	88,023	80,632	7,391	9%	9%
International revenue:
Retail merchandise sales	80,732	71,216	9,516	13%	20%
Pawn loan fees	28,232	25,788	2,444	9%	16%
Consumer loan and credit services fees	638	784	(146)	(19)%	(14)%
Wholesale scrap jewelry revenue	5,149	6,783	(1,634)	(24)%	(24)%
	114,751	104,571	10,180	10%	16%
Total revenue:
Retail merchandise sales	130,336	111,745	18,591	17%	21%
Pawn loan fees	52,386	47,897	4,489	9%	13%
Consumer loan and credit services fees	9,075	11,011	(1,936)	(18)%	(17)%
Wholesale scrap jewelry revenue (1)	10,977	14,550	(3,573)	(25)%	(25)%
	$202,774	$185,203	$17,571	9%	13%

(1)
Wholesale scrap jewelry revenue during the three months ended December 31, 2014 consisted primarily of gold sales, of which approximately 7,800 ounces were sold at an average price of $1,222 per ounce, compared to approximately 10,400 ounces of gold sold at $1,213 per ounce in the prior-year period.

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details the components of revenue for the twelve months ended December 31, 2014 as compared to the twelve months ended December 31, 2013 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates, which is more fully described elsewhere in this release.

	Twelve Months Ended				Increase/(Decrease)
	December 31,				Constant Currency
	2014	2013	Increase/(Decrease)		Basis
Domestic revenue:
Retail merchandise sales	$172,354	$139,469	$32,885	24%	24%
Pawn loan fees	89,952	79,398	10,554	13%	13%
Consumer loan and credit services fees	34,051	40,378	(6,327)	(16)%	(16)%
Wholesale scrap jewelry revenue	28,243	38,617	(10,374)	(27)%	(27)%
	324,600	297,862	26,738	9%	9%
International revenue:
Retail merchandise sales	255,828	227,718	28,110	12%	17%
Pawn loan fees	109,405	102,157	7,248	7%	12%
Consumer loan and credit services fees	2,698	3,403	(705)	(21)%	(17)%
Wholesale scrap jewelry revenue	20,346	29,708	(9,362)	(32)%	(32)%
	388,277	362,986	25,291	7%	11%
Total revenue:
Retail merchandise sales	428,182	367,187	60,995	17%	20%
Pawn loan fees	199,357	181,555	17,802	10%	12%
Consumer loan and credit services fees	36,749	43,781	(7,032)	(16)%	(16)%
Wholesale scrap jewelry revenue (1)	48,589	68,325	(19,736)	(29)%	(29)%
	$712,877	$660,848	$52,029	8%	10%

(1)
Wholesale scrap jewelry revenue during the twelve months ended December 31, 2014 consisted primarily of gold, of which approximately 33,100 ounces sold at an average selling price of $1,268 per ounce, compared to approximately 42,300 ounces of gold sold at $1,423 per ounce in the prior-year period.

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details customer loans and inventories held by the Company and active credit service organization (“CSO”) credit extensions from an independent third-party lender as of December 31, 2014 as compared to December 31, 2013 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current-year balances at the prior-year end-of-period exchange rate, which is more fully described elsewhere in this release.

					Increase/(Decrease)
	Balance at December 31,				Constant Currency
	2014	2013	Increase/(Decrease)		Basis
Domestic:
Pawn loans	$68,100	$65,716	$2,384	4%	4%
CSO credit extensions held by independent third-party (1)	10,421	12,240	(1,819)	(15)%	(15)%
Other consumer loans	790	832	(42)	(5)%	(5)%
	79,311	78,788	523	1%	1%
International:
Pawn loans	50,436	49,518	918	2%	15%
Other consumer loans	451	618	(167)	(27)%	(18)%
	50,887	50,136	751	1%	14%
Total:
Pawn loans	118,536	115,234	3,302	3%	8%
CSO credit extensions held by independent third-party (1)	10,421	12,240	(1,819)	(15)%	(15)%
Other consumer loans	1,241	1,450	(209)	(14)%	(10)%
	$130,198	$128,924	$1,274	1%	6%
Pawn inventories:
Domestic pawn inventories	$49,969	$40,910	$9,059	22%	22%
International pawn inventories	41,119	36,883	4,236	11%	26%
	$91,088	$77,793	$13,295	17%	24%

(1)   CSO amounts outstanding are composed of the principal portion of active CSO extensions of credit by an independent third-party lender, which are not included on the Company’s balance sheet, net of the Company’s estimated fair value of its liability under the letters of credit guaranteeing the extensions of credit.

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details the composition of pawn collateral and the average outstanding pawn loan receivable as of December 31, 2014 as compared to December 31, 2013.

	Balance at December 31,
	2014	2013
Composition of pawn collateral:
Domestic pawn loans:
General merchandise	44%	40%
Jewelry	56%	60%
	100%	100%
International pawn loans:
General merchandise	88%	87%
Jewelry	12%	13%
	100%	100%
Total pawn loans:
General merchandise	62%	61%
Jewelry	38%	39%
	100%	100%

Average outstanding pawn loan amount:
Domestic pawn loans	$171	$171
International pawn loans (1)	67	71
Total pawn loans (1)	103	107
(1)   Decline in average outstanding pawn loan is primarily due to the decline in the Mexican peso in 2014.

FIRST CASH FINANCIAL SERVICES, INC.
NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)

The Company uses certain financial calculations such as EBITDA from continuing operations, free cash flow and constant currency results (as defined or explained below) as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items that the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined in Securities and Exchange Commission (“SEC”) rules. The Company uses these financial calculations in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items and other infrequent charges. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s operating performance and because management believes they provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating EBITDA from continuing operations, free cash flow and constant currency results are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, EBITDA from continuing operations, free cash flow and constant currency results as presented may not be comparable to other similarly titled measures of other companies.

FIRST CASH FINANCIAL SERVICES, INC.
NON-GAAP FINANCIAL INFORMATION (CONTINUED)
(UNAUDITED)

Earnings from Continuing Operations Before Interest, Taxes, Depreciation and Amortization
The Company defines EBITDA from continuing operations as net income (loss) before income (loss) from discontinued operations net of tax, income taxes, depreciation and amortization, interest expense and interest income. EBITDA from continuing operations is commonly used by investors to assess a company’s leverage capacity, liquidity and financial performance. However, EBITDA from continuing operations has limitations as an analytical tool and should not be considered in isolation or as a substitute for net income (loss) or other statement of income data prepared in accordance with GAAP. The following table provides a reconciliation of net income to EBITDA from continuing operations (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net income	$26,941	$24,778	$85,166	$83,846
Loss from discontinued operations, net of tax	—	740	272	633
Income from continuing operations	26,941	25,518	85,438	84,479
Adjustments:
Income taxes	9,752	10,297	31,542	35,713
Depreciation and amortization	4,475	4,015	17,476	15,361
Interest expense	4,122	1,018	13,527	3,492
Interest income	(160)	(55)	(682)	(322)
EBITDA from continuing operations	$45,130	$40,793	$147,301	$138,723

EBITDA from continuing operations margin calculated as follows:
Total revenue from continuing operations	$202,774	$185,203	$712,877	$660,848
EBITDA from continuing operations	$45,130	$40,793	$147,301	$138,723
EBITDA from continuing operations as a percentage of revenue	22%	22%	21%	21%

Leverage ratio (indebtedness divided by EBITDA from continuing operations):
Indebtedness			$222,400	$190,352
EBITDA from continuing operations			$147,301	$138,723
Leverage ratio			1.5:1	1.4:1

FIRST CASH FINANCIAL SERVICES, INC.
NON-GAAP FINANCIAL INFORMATION (CONTINUED)
(UNAUDITED)

Free Cash Flow
For purposes of its internal liquidity assessments, the Company considers free cash flow, which is defined as cash flow from the operating activities of continuing and discontinued operations reduced by purchases of property and equipment and net cash outflow from loan receivables. Free cash flow is commonly used by investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for cash flow from operating activities, including discontinued operations, or other income statement data prepared in accordance with GAAP. The following table reconciles “net cash flow from operating activities” to “free cash flow” (in thousands):

	Twelve Months Ended
	December 31,
	2014	2013
Cash flow from operating activities, including discontinued operations	$97,679	$106,718
Cash flow from investing activities:
Loan receivables	(2,470)	(411)
Purchases of property and equipment	(23,954)	(26,672)
Free cash flow	$71,255	$79,635

Constant Currency
The Company's reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which may be considered a non-GAAP measurement of financial performance under GAAP. The Company’s management uses constant currency results to evaluate operating results of certain business operations in Mexico, which are transacted in Mexican pesos. Pawn scrap jewelry in Mexico is sold in U.S. dollars and, accordingly, does not require a constant currency adjustment. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. For balance sheet items, the end-of-period exchange rate of 13.1 to 1 at December 31, 2013 was used compared to the exchange rate of 14.7 to 1 at December 31, 2014. For income statement items, the average closing daily exchange rate for the appropriate period was used. The average exchange rate for the prior-year quarter ended December 31, 2013 was 13.0 to 1 compared to the current-quarter rate of 13.8 to 1. The average exchange rate for the prior-year twelve-month period ended December 31, 2013 was 12.8 to 1 compared to the current year-to-date rate of 13.3 to 1.

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (949) 873-2789
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 505-3199
Email:     investorrelations@firstcash.com
Website:    www.firstcash.com